Filed Pursuant to Rule 433

Registration Nos. 333-254137

333-254137-01

SHELL INTERNATIONAL FINANCE B.V.

2.875% Guaranteed Notes due 2041 (the “2041 Notes”)

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 22, 2021

US$500,000,000 2.875% Guaranteed Notes due 2041:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.875% Guaranteed Notes due 2041

Total principal amount being issued:	US$500,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. A+/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2041 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 26, 2021

Guarantee:	Payment of the principal of and interest on the 2041 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 26, 2041

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.875% per annum

Date interest starts accruing:	November 26, 2021

Regular record dates for interest:	May 11 and November 11 of each year.

Interest payment dates:	May 26 and November 26 of each year, subject to the Day Count Convention.

First interest payment date:	May 26, 2022

Benchmark Treasury:	2.000% due November 15, 2041

Benchmark Treasury yield:	2.006%

Spread to Benchmark Treasury:	95 bps

Re-Offer Yield:	2.956%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2041 Notes are unsecured and will rank equally with all of Shell International Finance B.V.’s other unsecured and unsubordinated indebtedness.

Payment of additional amounts:	None payable under current law, provided that the 2041 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2041 Notes on the New York Stock Exchange although neither Shell International Finance B.V. nor Royal Dutch Shell plc can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 25 in the base prospectus, Shell International Finance B.V. may call the 2041 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2041 Notes will be redeemable as a whole or in part, at the option of Shell International Finance B.V. at any time or from time to time prior to May 26, 2041 (the date which is six months prior to the maturity date of the 2041 Notes) (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2041 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purposes that such 2041 Notes mature on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. On or after the Par Call Date, redemption at any time at 100% of the principal amount of the 2041 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	Shell International Finance B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2041 Notes in one or more transactions subsequent to the original issue date of the 2041 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2041 Notes. These additional 2041 Notes will be deemed part of the same series as the 2041 Notes and will provide the holders of these additional 2041 Notes the right to vote together with holders of the 2041 Notes.

Public offering price:	Per Note 98.784%; Total: $493,920,000

Proceeds, before expenses, to Issuer:	Per Note 98.464%; Total: $492,320,000

Underwriters:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

MiFID II Target Market	Manufacturer target market (EU MIFID II product governance and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

CUSIP Number:	822582 CK6

ISIN:	US822582CK64

SHELL INTERNATIONAL FINANCE B.V.

3.000% Guaranteed Notes due 2051 (the “2051 Notes”)

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 22, 2021

US$1,000,000,000 3.000% Guaranteed Notes due 2051:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.000% Guaranteed Notes due 2051

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. A+/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2051 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 26, 2021

Guarantee:	Payment of the principal of and interest on the 2051 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 26, 2051

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.000% per annum

Date interest starts accruing:	November 26, 2021

Regular record dates for interest:	May 11 and November 11 of each year.

Interest payment dates:	May 26 and November 26 of each year, subject to the Day Count Convention.

First interest payment date:	May 26, 2022

Benchmark Treasury:	2.000% due August 15, 2051

Benchmark Treasury yield:	1.962%

Spread to Benchmark Treasury:	105 bps

Re-Offer Yield:	3.012%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2051 Notes are unsecured and will rank equally with all of Shell International Finance B.V.’s other unsecured and unsubordinated indebtedness.

Payment of additional amounts:	None payable under current law, provided that the 2051 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2051 Notes on the New York Stock Exchange although neither Shell International Finance B.V. nor Royal Dutch Shell plc can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 25 in the base prospectus, Shell International Finance B.V. may call the 2051 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2051 Notes will be redeemable as a whole or in part, at the option of Shell International Finance B.V. at any time or from time to time prior to May 26, 2051 (the date which is six months prior to the maturity date of the 2051 Notes) (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2051 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purposes that such 2051 Notes mature on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption. On or after the Par Call Date, redemption at any time at 100% of the principal amount of the 2051 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	Shell International Finance B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2051 Notes in one or more transactions subsequent to the original issue date of the 2051 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2051 Notes. These additional 2051 Notes will be deemed part of the same series as the 2051 Notes and will provide the holders of these additional 2051 Notes the right to vote together with holders of the 2051 Notes.

Public offering price:	Per Note 99.764%; Total: $997,640,000

Proceeds, before expenses, to Issuer:	Per Note 99.339%; Total: $993,390,000

Underwriters:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

MiFID II Target Market	Manufacturer target market (EU MIFID II product governance and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

CUSIP Number:	822582 CL4

ISIN:	US822582CL48

* * * * * * * *

* Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2041 Notes and the 2051 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

** Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2041 Notes or the 2051 Notes on the date of pricing will be required, by virtue of the fact that 2041 Notes and the 2051 Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2041 Notes and the 2051 Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2041 Notes and the 2051 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$139,050
Printing	30,840
Legal Fees and Expenses	125,000
Accounting Fees and Expenses	50,000
NYSE Listing Fees	50,000
Trustee’s Fees and Expenses	14,500

Total	$409,390

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

The Issuer and the Guarantor have filed a preliminary prospectus supplement under an effective registration statement on Form F-3 with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission that are incorporated therein by reference for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus related to the offering if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, Mizuho Securities USA LLC at 1-866-271-7403 or RBC Capital Markets, LLC at 1-866-375-6829.